UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 9, 2015

QVC, Inc.
(Exact name of registrant as specified in its charter)

State of Delaware	333-184501	23-2414041
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Wilson Drive
West Chester, Pennsylvania 19380
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (484) 701-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On March 9, 2015, QVC, Inc. (the “Company”), an indirect wholly owned subsidiary of Liberty Interactive Corporation, entered into a second amended and restated senior secured credit agreement with J.P. Morgan Securities LLC, as Lead Arranger and Lead Bookrunner, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and BNP Paribas, as Syndication Agents, and the parties named therein as Lenders, Documentation Agents, Issuing Banks and Co-Lead Arrangers and Co-Bookrunners, which refinances the Company’s existing bank credit facility (the “Second Amended and Restated Credit Agreement”).
The Second Amended and Restated Credit Agreement is a multi-currency facility providing for a $2.25 billion revolving credit facility, with a $250 million sub-limit for standby letters of credit and $1.5 billion of uncommitted incremental revolving loan commitments or incremental term loans. The Second Amended and Restated Credit Agreement provides for an interest rate that is lower than the rate on the previous bank credit facility. Borrowings under the Second Amended and Restated Credit Agreement bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Company of one week, one month, two months, three months or six months, or to the extent available from all lenders, twelve months) at the Company’s election in each case plus a margin. Borrowings that are alternate base rate loans will bear interest at a per annum rate equal to the base rate plus a margin that varies between 0.25% and 0.75% depending on the Company’s ratio of consolidated total debt to consolidated EBITDA (the “consolidated leverage ratio”). Borrowings that are LIBOR loans will bear interest at a per annum rate equal to the applicable LIBOR plus a margin that varies between 1.25% and 1.75% depending on the Company’s consolidated leverage ratio. Each loan may be prepaid at any time and from time to time without penalty other than customary breakage costs. No mandatory prepayments will be required other than when borrowings and letter of credit usage exceed availability. Any amounts prepaid on the revolving facility may be reborrowed.
The loans are scheduled to mature on March 9, 2020. Payment of the loans may be accelerated following certain customary events of default.
The payment and performance of the Company’s obligations under the Second Amended and Restated Credit Agreement will be guaranteed by each of its Material Domestic Subsidiaries (as defined in the Second Amended and Restated Credit Agreement). Further, the borrowings under the Second Amended and Restated Credit Agreement are secured, pari passu with the Company’s existing notes, by a pledge of all of the Company’s equity interests.
The Second Amended and Restated Credit Agreement contains certain affirmative and negative covenants, including certain restrictions on the Company and each of its restricted subsidiaries (subject to certain exceptions) with respect to, among other things: incurring additional indebtedness; creating liens on property or assets; making certain loans or investments; selling or disposing of assets; paying certain dividends and other restricted payments; dissolving, consolidating or merging; entering into certain transactions with affiliates; entering into sale or leaseback transactions; restricting subsidiary distributions; and limiting the Company’s consolidated leverage ratio.
Borrowings under the Second Amended and Restated Credit Agreement may be used to repay outstanding indebtedness, pay certain fees and expenses, finance working capital needs and general corporate purposes of the Company and its subsidiaries and make certain restricted payments and loans to the Company’s parent and its affiliates.
The press release announcing the refinancing of the Company’s existing bank credit facility and the execution of the Second Amended and Restated Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.03. The foregoing discussion of the terms of the Second Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.	Description
4.1
Second Amended and Restated Credit Agreement, dated as of March 9, 2015, among QVC, Inc., as
Borrower, J.P. Morgan Securities LLC, as Lead Arranger and Lead Bookrunner, JPMorgan Chase
Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A., and BNP Paribas, as Syndication
Agents, and the parties named therein as Lenders, Issuing Banks, Documentation Agents and Co-Lead
Arrangers and Co-Bookrunners.

99.1	Press Release issued on March 9, 2015 regarding the Second Amended and Restated Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QVC, Inc.

Date: March 13, 2015	By:/s/ JOHN F. MISKO
John F. Misko
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description
4.1
Second Amended and Restated Credit Agreement, dated as of March 9, 2015, among QVC, Inc., as
Borrower, J.P. Morgan Securities LLC, as Lead Arranger and Lead Bookrunner, JPMorgan Chase
Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A., and BNP Paribas, as Syndication
Agents, and the parties named therein as Lenders, Issuing Banks, Documentation Agents and Co-Lead
Arrangers and Co-Bookrunners.

99.1	Press Release issued on March 9, 2015 regarding the Second Amended and Restated Credit Agreement.